UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, James McGorry was appointed the President and Chief Executive Officer of Harvard Apparatus Regenerative Technology, Inc. (the “Company”), effective as of July 6, 2015. In connection with Mr. McGorry becoming an employee of the Company, the Company’s Board of Directors (the “Board”) recomposed certain committees of the Board, including the audit committee (the “Audit Committee”), to remove Mr. McGorry to ensure compliance with the independence requirements of the NASDAQ Stock Market LLC (“NASDAQ”). While the Company will determine a suitable Board member to replace Mr. McGorry on the Audit Committee, the Audit Committee currently only has two members and thus is not in compliance with Listing Rule 5605(c)(2)(A) of the NASDAQ. Such rule requires, among other things, that the Company’s Audit Committee be comprised of at least three members. In accordance with NASDAQ Listing Rules 5605(c)(4), the Company has a cure period until the earlier of the Company’s next annual shareholders’ meeting or July 6, 2016, in order to add the third member to the Audit Committee and regain compliance. On July 16, 2015, the Company received the customary letter from NASDAQ referencing the non-compliance with the audit committee composition requirements and advising of the applicable cure period. The Company had previously notified NASDAQ of such non-compliance on July 6, 2015. The Board will be actively seeking an additional member to sit on the Audit Committee and the Company fully expects to comply with NASDAQ’s audit committee composition requirements within the specified cure period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvard Apparatus Regenerative Technology, INC.
(Registrant)

July 17, 2015	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer